EXHIBIT 10.3

                                 CGA GROUP, LTD.

                                INVESTMENT UNITS

                             SUBSCRIPTION AGREEMENT

                            Dated as of June 4, 1997


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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I     AUTHORIZATION; SUBSCRIPTION FOR UNITS..........................  2

              Section 1.1   The Investment Units.............................  2
              Section 1.2   The Subscription for Investment Units............  2
              Section 1.3   Commitment.......................................  2

ARTICLE II    CLOSING........................................................ 12

ARTICLE III   CONDITIONS TO OBLIGATIONS OF THE INVESTORS..................... 13

              Section 3.1   Accuracy of Representations and
                              Warranties..................................... 13
              Section 3.2   Performance of Agreements; Regulatory
                            Approvals; Credit Rating......................... 13

              Section 3.3   Compliance Certificate........................... 15
              Section 3.4   Bye-laws......................................... 15
              Section 3.5   Other Agreements................................. 15
              Section 3.6   Opinion of Conyers Dill & Pearman................ 15
              Section 3.7   Opinion of Dewey Ballantine...................... 15
              Section 3.8   Aggregate Funding................................ 15
              Section 3.9   St. George....................................... 16
              Section 3.10  Avoidance of Conflicts........................... 16
              Section 3.11  Appointment of Agent............................. 16
              Section 3.12  List of Shareholders............................. 16

ARTICLE IV    CONDITIONS TO THE COMPANY'S OBLIGATIONS........................ 17

              Section 4.1   Accuracy of Representations and
                              Warranties..................................... 17
              Section 4.2   Performance of Agreements........................ 17
              Section 4.3   Bye-laws......................................... 17
              Section 4.4   Other Agreements................................. 17
              Section 4.5   Letters from Placement Agents.................... 17
              Section 4.6   Payment for the Investment Units................. 17
              Section 4.7   Aggregate Funding................................ 18


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ARTICLE V     REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
                COMPANY...................................................... 18

              Section 5.1   Due Organization, Valid Existence and
                              Authority of the Company and the
                              Company's Initial Subsidiaries................. 18
              Section 5.2   Authorization and Validity of
                              Agreements..................................... 19
              Section 5.3   Capitalization................................... 19
              Section 5.4   Reserve of Shares Issued in Connection
                              with the Commitment............................ 20
              Section 5.5   Shares Issued in Connection with the
                              Commitment..................................... 20
              Section 5.6   No Conflict with Other Instruments; No
                            Approvals Required Except as Have Been
                              Obtained....................................... 20
              Section 5.7   Regulatory Filings; Compliance with Law.......... 21
              Section 5.8   Stamp Duties or Taxes............................ 22
              Section 5.9   Private Offering of the Shares................... 23
              Section 5.10  The Private Placement Memorandum................. 23
              Section 5.11  Not an "Investment Company"...................... 23
              Section 5.12  Business Newly Formed............................ 23
              Section 5.13  Operating Company................................ 24
              Section 5.14  No U.S. Trade or Business and Not a
                              Controlled Foreign Corporation................. 24
              Section 5.15  Related Person Insurance Income.................. 25
              Section 5.16  Operating Guidelines............................. 25
              Section 5.17  Passive Foreign Investment Company............... 26
              Section 5.18  Use of Proceeds of the Offering.................. 26
              Section 5.19  Shareholders..................................... 26
              Section 5.20  St. George Representations....................... 26
              Section 5.21  Bermuda Withholding Tax.......................... 27
              Section 5.22  No Events of Non-Compliance...................... 27
              Section 5.23  Registration Rights.............................. 27
              Section 5.24  Letter Agreement with DCR........................ 27


ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF THE INVESTORS................ 27


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              Section 6.1   Due Organization, Good Standing and
                              Authority of the Investor...................... 27
              Section 6.2   Authorization and Validity of
                              Agreements..................................... 27
              Section 6.3   Investment Intent................................ 28
              Section 6.4   No Conflict with Other Instruments; No
                              Approvals Required Except as Have Been
                              Obtained....................................... 28
              Section 6.5   Investor Awareness and Suitability............... 29
              Section 6.6   Accredited Investor Status....................... 32
              Section 6.7   Receipt of Information, Access to
                              Information.................................... 33
              Section 6.8   Investment Unit Ownership Limitations............ 34

ARTICLE VII   RESTRICTIONS ON TRANSFER....................................... 34

              Section 7.1   Restrictive Legends.............................. 35
              Section 7.2   Notice of Proposed Transfers..................... 35

ARTICLE VIII  MISCELLANEOUS.................................................. 37

              Section 8.1   Survival of Representations, Warranties
                              and Covenants.................................. 37
              Section 8.2   Entire Agreement................................. 37
              Section 8.3   Severability..................................... 37
              Section 8.4   Binding Effect; Benefit.......................... 37
              Section 8.5   Assignability.................................... 38
              Section 8.6   Amendment; Waiver................................ 38
              Section 8.7   Headings......................................... 38
              Section 8.8   Counterparts..................................... 38
              Section 8.9   Applicable Law................................... 38
              Section 8.10  Notices and Payment.............................. 38
              Section 8.11  Full Payment..................................... 39
              Section 8.12  Indemnification.................................. 40
              Section 8.13  Submission to Jurisdiction....................... 41
              Section 8.14  Expenses......................................... 42

Schedules:

Schedule 1 - List of Investors
Schedule 2 - List of Shareholders of the Company and Their
             Respective Shareholdings
Schedule 3 - List of ss.6.3(b) Excepted Investors

Exhibits:

Exhibit A-1 - Form of Acknowledgment Concerning Commitment


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Exhibit A-2 - Form of Commitment of the Company
Exhibit B  - Forms of Letter of Credit
Exhibit C  - Form of Trust Agreement

Annexes:

Annex I    - Form of Memorandum of Association
Annex II   - Form of Bye-Laws

Annex III  - Forms of Series A Preferred Stock Subscription Agreement,
             Founders' Common Stock Subscription Agreement and
             Shareholders Agreement
Annex IV   - Opinion of Conyers Dill & Pearman
Annex V    - Opinion of Dewey Ballantine
Annex VI   - List of Other Closing Documents
Annex VII  - Operating Guidelines
Annex VIII - Letter Agreement with DCR
Annex IX   - Sponsoring Investors and Founders Stock Warrant Plan and
              Employees Stock Warrant Plan


                                      -iv-

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                                 CGA GROUP, LTD.
                                INVESTMENT UNITS
                             SUBSCRIPTION AGREEMENT

                       EACH INVESTMENT UNIT CONSISTING OF
                       1 SHARE OF SERIES B PREFERRED STOCK
                        4.8925 SHARES OF COMMON STOCK AND
                            A COMMITMENT TO PURCHASE
                1.5 ADDITIONAL SHARES OF SERIES B PREFERRED STOCK

          SUBSCRIPTION AGREEMENT, dated as of June 4, 1997 (this "Agreement"), among CGA Group, Ltd., a company with limited liability organized under the laws of Bermuda (together with its successors and permitted assigns, the "Company"), and each of the Investors identified in Schedule 1 hereto (collectively, together with their successors and permitted assigns, the "Investors").

          WHEREAS, the Company has offered (the "Offering") the opportunity to purchase Investment Units (as defined below) to the Investors pursuant to an Amended and Restated Confidential Private Placement Memorandum, dated April 9, 1997 (together with any amendments, modifications or supplements thereto as may be made from time to time on or prior to the Closing Date (as defined below), the "Private Placement Memorandum");

          WHEREAS, each of the Investors wishes to subscribe for and purchase, severally and not jointly, and the Company wishes to issue and allot the number of Investment Units (the "Investment Units," and, if the context so requires, such term may include all or some of the underlying shares of the Company's capital) set forth opposite such Investor's name on Schedule I hereto, on the terms set forth herein;

          WHEREAS, each Investment Unit consists of one share of Series B Cumulative Voting Preference Shares of the Company ("Series B Preferred Stock"),
4.8925 shares of Common Shares of the Company ("Common Stock") and a commitment, pursuant to Section 1.3 hereof, to purchase 1.5 additional shares of Series B Preferred Stock ("Commitment") (the Series B Preferred Stock and the Common Stock issued or to be issued in connection with the sale of the Investment Units, including pursuant to the Commitments, are herein referred to as the "Shares");

          WHEREAS, the Company will use a substantial portion of the proceeds of the Investors' subscriptions to capitalize the Company's subsidiaries, Commercial Guaranty Assurance, Ltd. (together with its successors, "CGA") and CGA Investment Management, Ltd. (together with its successors, "CGAIM" and together with CGA, the "Initial


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Subsidiaries"), as described in the Private Placement Memorandum;

          In consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE I

               AUTHORIZATION; SUBSCRIPTION FOR UNITS; COMMITMENTS

          Section 1.1 The Investment Units. The Company has authorized the issuance and sale pursuant to this Agreement of 1,600,000 Investment Units (which consists of an aggregate of 1,600,000 shares of Series B Preferred Stock, 7,828,000 shares of Common Stock and commitments to purchase 2,400,000 shares of Series B Preferred Stock, all of which securities have been authorized for issuance and sale as a part of the units), each having such rights, restrictions and privileges as are contained in or accorded by (i) the Memorandum of Association of the Company in the form attached hereto as Annex I (the "Memorandum of Association"), (ii) the Bye-laws of the Company, in the form attached hereto as Annex II and all appendices and exhibits thereto (the "Bye-Laws"), (iii) the Shareholders Agreement, to be dated as of the Closing Date, among the Company, the Investors and the other parties named therein, in the form attached hereto as Annex III (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the "Shareholders Agreement"), and (iv) this Agreement. Subject to the terms and conditions hereof, the Investment Units will be issued on the Closing Date.

          Section 1.2 The Subscription for Investment Units. Subject to the terms and conditions of this Agreement, each of the Investors hereby irrevocably subscribes for and agrees to purchase, severally and not jointly, the number of Investment Units set forth opposite such Investor's name on Schedule 1 hereto for the purchase price specified in Article II hereof. No Investor shall be obligated to purchase any of the Investment Units unless the conditions set forth in Article III hereof shall have been satisfied or waived by such Investor on or prior to the Closing Date. The Company shall not be obligated to sell any of the Investment Units unless the conditions set forth in Article IV hereof shall have been satisfied or waived by the Company on or prior to the Closing Date.

          Section 1.3 Commitment. (a) For purposes of this Section 1.3 and other provisions of this Agreement, the following terms shall have the meanings set forth below:


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          "Business Day" shall mean any day except a Saturday, Sunday or other day on which commercial banks in The City of New York or Bermuda are authorized by law or executive order to close.

          "Commitment Termination Event" shall mean the earliest of (v) the latest of (1) the fifth anniversary of the Closing Date, (2) immediately after the final Funding Event occurring after the fifth anniversary of the Closing Date with respect to a Downgrade Notice delivered prior to the fifth anniversary of the Closing Date, or (3) the date of withdrawal of the final Downgrade Notice which was delivered prior to the fifth anniversary of the Closing Date, (w) the closing of a Qualified Public Offering, (x) the closing of an acquisition of a majority of the issued and outstanding shares of the Common Stock at the time of such acquisition by one or more purchasers acting in concert in a single transaction or in a series of related transactions (including, without limitation, acquisitions pursuant to an amalgamation, exchange offer, business combination, consolidation or corporate reorganization) resulting in the ultimate beneficial ownership of such acquired Common Stock being different than before such acquisition, (y) the sale of all or substantially all of the assets of the Company unless the ultimate beneficial owners of a majority of the ownership interests in the acquiror of such assets were the ultimate beneficial owners of a majority of the issued and outstanding shares of Common Stock at the time immediately before such sale, and (z) the establishment of either a bank stand-by credit facility or an excess of loss reinsurance treaty for the benefit of the Company or its Restricted Subsidiaries, upon terms acceptable to the Company in its sole discretion, for an aggregate principal amount, in the case of a bank stand-by credit facility, or which provides limits of liability, in the case of an excess of loss reinsurance treaty, equal to or greater than the sum of each Investors' Maximum Section 1.3 Obligation; provided, however, that, solely with respect to the foregoing clauses (w), (x), (y) and (z), such closing or establishment shall constitute a Commitment Termination Event only if (i) at such time (A) the sum of retained earnings, determined in accordance with GAAP, of CGA, plus the amount of equity capital (in excess of the amount of equity capital contributed on or prior to the Closing Date) contributed to CGA is equal to or greater than $60,000,000 (provided, that, CGA shall be a Restricted Subsidiary for this clause (A) to be satisfied) or (B) the Series A Preferred Stock (as defined below) is rated investment grade (i.e., a rating of BBB- or higher from DCR (as defined below) or the then-equivalent rating if DCR changes its rating designations after the date hereof) and (ii) (A) the Company receives a Ratings Confirmation with respect to such closing or establishment and the termination of the


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Commitments as a result thereof and (B) a Downgrade Notice is not in effect at the time of such closing or establishment.

          "DCR" means Duff & Phelps Credit Rating Company or any successor thereto.

          "Downgrade Notice" shall mean written notice that CGA's claims paying ability rating will be reduced to a level below the Required Company Rating.

          "Funding Event" shall mean the 45th consecutive day on which a Downgrade Notice has been in effect and not been withdrawn (or, if such 45th consecutive day is not a Business Day, the immediately preceding Business Day).

          "GAAP" shall mean the generally accepted accounting principles (including the methods of application of such principles) so described and promulgated by the U.S. Financial Accounting Standards Board ("FASB") which are applicable as at the date on which any calculation or determination made hereunder is to be effective or as at the date of any financial statement referred to herein, as the case may be.

          "Letter of Credit Provider" shall mean the person who is issuing the Required Letter of Credit.

          "Maximum Section 1.3 Obligation" shall mean, with respect to each Investor, at any time, the remaining dollar amount of such Investor's obligation under Section 1.3 of this Agreement at such time.

          "Minimum Rating" shall mean, as to any person, (1) at the time which any determination regarding such person is first made hereunder, a long-term unsecured senior debt rating of AA or higher by DCR (or the then-equivalent rating in the event DCR changes its rating designations after the date hereof); provided, however, if the long-term unsecured senior debt of such person is not rated by DCR, then an equivalent rating from at least one other nationally recognized rating agency, provided that no other nationally recognized rating agency has rated such person below the equivalent of a rating of AA- by DCR (or the then-equivalent rating in the event DCR changes its rating designations after the date hereof) and (2) thereafter, whenever any determination regarding such person is made from time to time hereunder, a long-term unsecured senior debt rating from all nationally recognized rating agencies rating such debt of such person of the equivalent of a rating of AA- or higher by DCR (or the then-equivalent rating in the event DCR changes its rating designations after the date hereof); provided, however, that should such person fail to maintain


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the Minimum Rating described in clause (2) of this definition, such person shall not again meet the Minimum Rating requirement until it first again meets the requirements of clause (1) of this definition.

          "Permitted Investments" shall mean (i) U.S. Government Obligations (as defined below) or securities that would be U.S. Government Obligations if such securities were not callable or redeemable at the option of the issuer thereof;
(ii) debt securities or debt instruments with a rating of AAA by DCR (or the then-equivalent rating in the event DCR changes its rating designations after the date hereof), or the equivalent of such a rating by Standard & Poor's Rating Service and its successors ("S&P"), Moody's Investors Service, Inc. and its successors ("Moody's") or any other nationally recognized securities rating agency; or (iii) debt securities or debt instruments with a rating of Class 1 or higher by the National Association of Insurance Commissioners ("NAIC") (or the then-equivalent rating in the event NAIC changes its rating designations after the date hereof) and issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Student Loan Marketing Association or the Federal Home Loan Bank.

          "Qualified Public Offering" shall mean the completion of an underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act (as defined below) resulting in net proceeds to the Company of at least $50,000,000.

          "Ratings Confirmation" shall mean DCR's written confirmation that, after its review of the matter under review, DCR's rating of the claims paying ability of CGA will not be downgraded, terminated, withdrawn or suspended.

          "Required Company Rating" shall mean a claims paying ability rating of AAA (or the then-equivalent rating in the event DCR changes its rating designations after the date hereof) issued by DCR.

          "Required Letter of Credit" shall mean an irrevocable direct pay letter of credit for the benefit of the Special Account Trustee from a Letter of Credit Provider rated at least the Minimum Rating (a) in substantially the forms attached as Exhibit B hereto (appropriately completed), and (b) if obtained subsequent to the Closing Date pursuant to Sections 1.3(d)(i) or 1.3(d)(ii), in such forms and otherwise subject to a Ratings Confirmation by DCR; in the case of each of (a) and (b), with a stated amount not less than the applicable Maximum Section 1.3 Obligation.


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          "Restricted Subsidiaries" shall mean those subsidiaries designated or classified as Restricted Subsidiaries pursuant to Section 7.9 of the Series A Subscription Agreement (as defined below).

          "Series A Preferred Stock" means the Series A Preferred Stock of the Company.

          "Special Account" shall mean a segregated trust account designated pursuant to a trust agreement in the form of Exhibit C hereto (appropriately completed).

          "Special Account Trustee" shall mean the person acting, on behalf of the Company and its assignee (as well as others), as trustee for the Special Account and the Special Transaction Subaccounts (as defined below). The Company shall cause the Special Account Trustee to comply with its obligation hereunder.

          "Special Transaction Subaccount" shall mean, with respect to an Investor (if applicable to such Investor), the subaccount of the Special Account designated by the Company as such Investor's subaccount thereof.

          "Supporting Obligation Provider" shall mean a Letter of Credit Provider or other person issuing a Supporting Obligation (as defined below).

          "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act (as defined below)), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          (b) (i) Subject to the occurrence of the Closing (as defined herein) and a Funding Event, each Investor hereby irrevocably agrees to purchase, severally and not


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jointly, on a pro rata basis with all other Investors determined in proportion to such Investor's Maximum Section 1.3 Obligation, as compared to the aggregate of all of the Investors' Maximum Section 1.3 Obligations, in accordance with the procedures set forth below in this Section 1.3(b) and for the purchase price of U.S. $25 per share, the number of shares of Series B Preferred Stock specified in one or more Drawdown Notices (as defined below) delivered by the Company or by an assignee on behalf of the Company to such Investor pursuant to the provisions of this Section 1.3; provided, however, that the aggregate number of shares of Series B Preferred Stock that such Investor shall be required to purchase pursuant to this Section 1.3 shall not exceed the aggregate number of additional shares of Series B Preferred Stock set forth opposite such Investor's name on Schedule 1 hereto; provided, further, that such Investor shall not be obligated to purchase any such shares in respect of any Drawdown Closing Date (as defined below) that is after the date of a Commitment Termination Event.

                (ii) Unless the Commitment Termination Event has occurred, the Company or an assignee on behalf of the Company shall, no later than 10 days after receipt by the Company or CGA of a Downgrade Notice, send to each Investor a notice (a "Drawdown Notice") specifying (i) the aggregate number of shares of Series B Preferred Stock that such Investor is required to purchase pursuant to such Drawdown Notice and the aggregate purchase price therefor at U.S. $25 per share, provided that (x) the aggregate purchase price specified in the Drawdown Notice sent to each Investor shall not exceed the Maximum Section 1.3 Obligation of such Investor, (y) the aggregate number of shares of Series B Preferred Stock specified in the Drawdown Notice sent to each Investor shall be such Investor's pro rata share, determined in proportion to such Investor's Maximum Section 1.3 Obligation as compared to the aggregate of all of the Investors' Maximum Section
1.3 Obligations, of the aggregate number of shares of Series B Preferred Stock specified in all of the Drawdown Notices sent in connection with the Funding Event with respect to which such Drawdown Notices are being sent, and (z) the aggregate amount of such aggregate purchase prices for all Investors shall not exceed the smallest amount necessary to cause DCR to withdraw such Downgrade Notice by issuance of a Ratings Confirmation with respect to such amount following CGA's receipt of the proceeds thereof, and (ii) the date (the "Drawdown Closing Date") on which the Investor is required to purchase such Series B Preferred Stock, which date shall be no later than the 45th day after the date of receipt by the Company or CGA of the Downgrade Notice (provided that if such 45th day is not a Business Day, then the Drawdown Closing Date shall be the first Business Day prior to such day); provided, further, that such Investor shall not be obligated to


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purchase any such shares in respect of any Drawdown Closing Date that is after the date of a Commitment Termination Event. Each Investor which has either (a) not provided a Supporting Obligation (as defined below) or (b) provided a Supporting Obligation which is not capable of being drawn upon shall, on or prior to the Drawdown Closing Date, pay the aggregate purchase price specified in such Drawdown Notice by wire transfer of immediately available funds to the account of the Special Account Trustee specified in the Drawdown Notice. With respect to each Investor which has provided a Supporting Obligation capable of being drawn upon, the Special Account Trustee shall draw on such Supporting Obligation on the Drawdown Closing Date in an amount necessary to pay the aggregate purchase price specified in the Drawdown Notice sent to such Investor; provided, however, an Investor who has previously provided a Supporting Obligation may, in lieu of having its Supporting Obligation drawn upon by the Special Account Trustee, pay the aggregate purchase price specified in such Drawdown Notice by wire transfer of immediately available funds to the account of the Special Account Trustee specified in the Drawdown Notice on the Drawdown Closing Date if such Investor has given written notice of such intent to the Special Account Trustee at least two days prior to the Drawdown Closing Date. If at any time DCR withdraws its Downgrade Notice or if a Commitment Termination Event occurs prior to the Drawdown Closing Date, the Company shall immediately
(x) notify each Investor and withdraw the Drawdown Notice and (y) if a Ratings Confirmation is issued by DCR, promptly return, or cause the return of, any amounts received by the Special Account Trustee pursuant to this Section 1.3(b)(ii) in respect of such withdrawn Drawdown Notice prior to the Drawdown Closing Date to such Investor or the Supporting Obligation Provider, as the case may be.

                (iii) The aggregate purchase price paid by an Investor or drawn by the Special Account Trustee, as the case may be, pursuant to this Section 1.3 shall reduce the Maximum Section 1.3 Obligation of such Investor from and after the date of such purchase by the amount of such aggregate purchase price to the extent such amounts are not returned or disgorged.

          (c) (i) On the Closing Date, each Investor shall deliver to the Company an acknowledgment of such Investor's obligation under Section 1.3 and of the Company's assignment of its rights under Section 1.3 to CGA, in the form attached hereto as Exhibit A-1 (the "Acknowledgment").

                (ii) In addition, on the Closing Date, except as indicated in a Ratings Confirmation deeming this condition satisfied, each Investor who does not have long-term unsecured senior debt rated the Minimum Rating or


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higher shall deliver together with any memorandum required to be endorsed on the
Special Account trust agreement (x) to the Special Account Trustee a Required Letter of Credit, (y) to the Special Account Trustee cash or other assets with fair market value not less than such Investor's Maximum Section 1.3 Obligation or (z) to the Special Account Trustee such other supporting instruments as may be acceptable to DCR (collectively, the "Supporting Obligations").

                (iii) In addition, on the Closing Date, the Company will enter into a Commitment Agreement, in the form attached as Exhibit A-2 hereto (the "Commitment Agreement"), to contribute additional capital to CGA with the proceeds of the sale of any Series B Preferred Stock pursuant to Section 1.3 and the Company will assign to CGA its rights under Section 1.3 of this Agreement as collateral to support such commitment. On the Closing Date, such assignment shall be placed in the Special Account. The maximum number of shares of Series B Preferred Stock which may be sold under Section 1.3 shall be issued to the Special Account Trustee and held in an escrow account in the form of Exhibit D hereto. In addition, the Company shall pledge and grant to CGA a security interest in the Commitments and all of its rights with respect thereto held in the Special Account by the Special Account Trustee and all proceeds thereof, as security for the performance by the Company of its obligations pursuant to the Commitment Agreement. Any assignment of the Company's rights under Section 1.3 of this Agreement to the Commitments other than an assignment to, or for the benefit of, CGA shall be null and void.

          (d) (i) Each Investor hereby agrees that during and only during the period of time following the Closing Date and prior to the Commitment Termination Event that both (A) such Investor does not have a Supporting Obligation in effect and (B) such Investor's long-term unsecured senior debt rating falls below the Minimum Rating or is suspended, withdrawn or cancelled, such Investor shall, unless a Ratings Confirmation is given without doing so as soon as reasonably practicable (but in any event within 45 days), deliver together with any memorandum required to be endorsed on the Special Account trust agreement a Supporting Obligation to the Special Account Trustee.

                (ii) Each Investor hereby agrees that if, at any time prior to the Commitment Termination Event, it delivers a Required Letter of Credit or, if appropriate, other Supporting Obligation, pursuant to the terms hereof and (x) the Supporting Obligation Provider's long-term unsecured senior debt rating drops below the Minimum Rating or is suspended, withdrawn or cancelled or (y) such Required Letter of Credit or, if appropriate, other Supporting Obligation, as the case may be, will expire by its terms


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prior to the Commitment Termination Event, such Investor shall, unless a Ratings
Confirmation is given without doing so, as soon as practicable (but in any event, with respect to clause (x), within 45 days of written notice of such drop, suspension, withdrawal or cancellation and, with respect to clause (y), at least 30 days prior to such expiration) deliver a new (or, in the case of clause
(y), an extended) Required Letter of Credit or other Supporting Obligation to the Special Account Trustee. Upon delivery by an Investor of such new Required Letter of Credit, such new Supporting Obligation or such other Supporting Obligation, as the case may be, the Special Account Trustee shall concurrently return, or cause the return of, the previously delivered Required Letter of Credit or, if applicable, the previously delivered other Supporting Obligation to such Investor.

                (iii) If at any time an Investor is required to deliver a Supporting Obligation pursuant to the terms hereof and such Investor fails for any reason to do so within the applicable time period, the Special Account Trustee shall (x) if the Investor has not previously delivered a Supporting Obligation, demand a cash payment from such Investor to the Special Account Trustee in the amount of such Investor's Maximum Section 1.3 Obligation by delivering to such Investor a notice with respect thereto (a "Demand Notice"), payable immediately upon receipt by such Investor of such Demand Notice or (y) if such Investor has previously delivered a Required Letter of Credit or, if appropriate, other Supporting Obligation, draw on such Required Letter of Credit or such other Supporting Obligation, as the case may be, in an amount equal to such Investor's Maximum Section 1.3 Obligation (a "Subaccount Draw") and, to the extent the amount received pursuant to such Subaccount Draw falls short of such Maximum Section 1.3 Obligation, submit a Demand Notice with respect to such shortfall; provided, however, that the amount of such cash payment or the proceeds from such draw, as the case may be, shall be deposited in the Investor's Special Transaction Subaccount and invested only in Permitted Investments. The Investor shall be entitled to be paid currently all interest and other income earned (net of all losses) on the Permitted Investments deposited in such Investor's Special Transaction Subaccount to the extent not necessary to maintain a balance in such Investor's Special Transaction Subaccount at least equal to such Investor's Maximum Section 1.3 Obligation. Each Investor agrees that, upon its receipt of a Demand Notice, it shall immediately make payment as provided therein.

                (iv) Subject to Section 1.3(d)(i), if, at any time after (x) an Investor shall have made a payment pursuant to a Demand Notice or delivered or extended a Supporting Obligation or (y) the Special Account Trustee shall have made a Subaccount Draw with respect to such Investor, such Investor's long-term unsecured senior debt rating equals or exceeds the Minimum Rating, the Company shall return, or shall cause the Special Account Trustee to return, to such Investor the proceeds remaining in such Investor's Special Transaction Subaccount or the Company shall return, or shall cause the Special Account Trustee to return, the Supporting Obligation, as appropriate. In such case, the Special Account Trustee shall execute any and all documents which an Investor shall reasonably request the Special Account Trustee to execute in order to evidence the Special Account Trustee's agreement to the surrender of a Supporting Obligation.

                (v) Immediately following the Commitment Termination Event, the Special Account Trustee shall return, or the Company shall cause the Special Account Trustee to return, as appropriate, to each Investor any Supporting Obligations provided by such Investor (and any amounts remaining in such Investor's Special Transaction Subaccount) not used to satisfy such Investor's obligation to purchase shares pursuant to this Section 1.3.

                (vi) If at any time the Company or the Special Account Trustee delivers to an Investor a Required Letter of Credit for cancellation in accordance with the terms of this Section 1.3, such Investor shall be entitled to deliver such Required Letter of Credit to the Letter of Credit Provider for cancellation.

                (vii) Prior to any permitted assignment or other transfer of all or a portion of an Investor's Commitment or obligations hereunder relating to such Commitment, the Investor shall cause the transferee to provide to the Company and the Special Account Trustee a written undertaking for the benefit of the Company and the Special Account Trustee, in form and substance acceptable to the Company and sufficient to receive a Ratings Confirmation with respect to such transfer, to be bound by the provisions of this Section 1.3 as if such transferee were such Investor, and an Acknowledgment (as defined below). In addition, prior to consenting to such transfer, the Company and such Investor shall cause such transferee, if such transferee is not rated the Minimum Rating, to deliver a Supporting Obligation. Upon the delivery by such transferee of such undertaking, Acknowledgment and, if applicable, a Supporting Obligation, and the receipt of the Company's and the Special Account Trustee's consent to such transfer and a Ratings Confirmation such Investor shall be completely and unconditionally released from its Commitment, and the Company or the Special Account Trustee, as appropriate, shall promptly return to such Investor its Acknowledgment,

Supporting Obligation (if any) and the net proceeds remaining in its Special Transaction Subaccount, if any.

          (e) Until the occurrence of the Commitment Termination Event, the Company shall pay to each Investor, annually in advance, a commitment fee ("Commitment Fee") equal to one percent (1%) of such Investor's Maximum Section
1.3 Obligation. The Commitment Fee payment shall be paid by the Company initially on the Closing Date and subsequently on each anniversary of such Closing Date; provided, however, that each such Investor's commitment under this
Section 1.3 shall continue, and be binding on and enforceable against such Investor, whether or not the Commitment Fee is paid. Notwithstanding any other provision of this Agreement, the payment of the Commitment Fee due on the Closing Date shall be paid to the Investor by check or draft, which shall be delivered by the Company to the Investors (or counsel to the Investors) or an account specified by the Investors to the Company in writing at least three Business Days before the Closing Date or each anniversary of the Closing Date.

          (f) Upon any Investor's purchase of shares underlying its Commitment, such Investor shall make such representations, warranties and covenants as the Company may reasonably request to assure compliance with applicable securities laws.


                                   ARTICLE II

                                     CLOSING

          The closing (the "Closing") of the transactions contemplated by this Agreement shall take place as follows:

               (i) On the basis of the representations, warranties and covenants herein set forth, the Company will sell to each of the Investors, and each of the Investors will purchase from the Company, at the Closing on June __, 1997 or such later date (not later than June __, 1997) as the Company may designate upon not less than five Business Days prior written notice, delivered by facsimile, to the Investors (the "Closing Date"), the number of Investment Units set forth opposite each such Investor's name on
     Schedule 1 hereto for the consideration of a cash purchase price of U.S. $49.46 per Investment Unit, to be paid on the Closing Date, and the making of a Commitment per Investment Unit. The aggregate cash purchase price for the number of Investment Units set forth opposite the name of each Investor on Schedule 1 hereto is such Investor's "Aggregate Purchase Price." The aggregate Commitment for the number of Investment Units set forth opposite the name of each Investor on Schedule 1 hereto is such Investor's "Aggregate Commitment."

               (ii) At the Closing, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants herein set forth, the Company will deliver to each of the Investors, or representatives thereof, a certificate or certificates registered in the name of such Investor (or such other name as may be indicated in writing to the Company prior to the Closing Date) representing the aggregate number of shares underlying the Investment Units to be purchased by such Investor, against (A) payment of such Investor's Aggregate Purchase Price by wire transfer, on the Closing Date, of immediately available funds to an account specified to the Investors and the Placement Agents (as defined below) by the Company at least three (3) Business Days prior to the Closing Date and
     (B) making of such Investor's Aggregate Commitment by delivery of such Investor's Acknowledgment to the Company and, if applicable, such Investor's Supporting Obligation to the Company, the Special Account Trustee or the Other Agents, as applicable. The Closing will take place at the offices of Conyers Dill & Pearman in Hamilton, Bermuda at 10:00 a.m., Bermuda time, on the Closing Date.


                                   ARTICLE III

                   CONDITIONS TO OBLIGATIONS OF THE INVESTORS

          The obligation of each Investor to purchase Investment Units under this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          Section 3.1 Accuracy of Representations and Warranties. All representations and warranties of the Company and of each other Investor contained herein shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

          Section 3.2 Performance of Agreements; Regulatory Approvals; Credit Rating. (i) The Company shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                (ii) The Company and CGA shall have obtained all consents and approvals of regulatory bodies and authorities in Bermuda necessary on the Closing Date for CGA to carry on the business of an insurer and a reinsurer, and CGAIM shall have obtained all consents and approvals of regulatory bodies and authorities in the United States necessary on the Closing Date for CGAIM to carry out its business. (It being understood that any such consent or approval that is conditioned solely on the capitalization of the Company or either of the Initial Subsidiaries (as contemplated in the Private Placement Memorandum through the application of the net proceeds of the Closing and the closing of the Series A Subscription Agreement, dated as of or prior to the Closing Date, among the Company and the investors named therein (the "Series A Subscription Agreement") and the Founders' Common Stock Subscription Agreement, dated as of or prior to the Closing Date, among the Company and the investors named therein (the "Founders' Subscription Agreement") and/or the consummation of the transactions contemplated hereby (other than a purchase pursuant to the Commitments) shall be considered "obtained" for the purposes of this Agreement).

                (iii) CGA shall have received a letter from DCR dated as of the Closing Date to the effect that CGA will receive evidence of its AAA claims paying ability rating from DCR upon the consummation of the transactions (other than a purchase pursuant to the Commitments) contemplated hereby, by the Series A Subscription Agreement and by the Founders' Subscription Agreement, respectively, which letter shall be in form and substance satisfactory to the Investors and shall have no other conditions which need to be satisfied in order for CGA to receive a AAA claims paying ability rating from DCR. The Commitments shall be supported by Supporting Obligations to the extent contemplated by this Agreement as in effect on the date hereof.

                (iv) The Minister of Finance of Bermuda ("Minister") shall have granted to each of CGA and the Company a tax assurance (as described in the Private Placement Memorandum) pursuant to the Exempt Undertakings Tax Protection Act, 1966 of Bermuda.

                (v) The Minister, through the offices of the Registrar of Companies, has delivered to CGA a written approval, dated January 23, 1997, authorizing CGA to reduce its total statutory capital by 15% or more as set out in its previous year's financial statements, subject to such conditions as are attached to the approval, and the Minister's approval shall not have been revoked, amended or supplemented and such letter shall be included in the documents provided to each Investor at the Closing. The parties understand that such approval is not necessarily binding on the Bermudian authorities.

          Section 3.3 Compliance Certificate. The Company shall have delivered to such Investor a certificate, dated the Closing Date, of the Chief Executive Officer of the Company to the effect that the conditions specified in Sections
3.1 (other than with respect to the representations and warranties of the Investors), 3.2, 3.4, 3.5, 3.8, 3.9, 3.10 and 3.11 have been fulfilled.

          Section 3.4 Bye-laws. The Bye-laws of the Company shall have been adopted by the Company in the form attached as Annex II hereto.

          Section 3.5 Other Agreements. The Shareholders Agreement, the Series A Subscription Agreement and the Founders' Common Stock Subscription Agreement shall have been, where appropriate, executed and delivered to the Company by the parties thereto in substantially the forms attached as Annex III hereto (except for such changes as are not material, which changes, however, shall have been provided to the Investors prior to the Closing Date). Each of the closing documents listed on Annex VI hereto (the "Other Closing Documents") shall have been executed and delivered, in escrow pending completion of the Closing, by the parties thereto in substantially the form reviewed and found reasonably acceptable by the Investors or counsel to the Investors (it being understood that LeBoeuf, Lamb, Greene & MacRae, L.L.P. is acting as counsel for the Investors).

          Section 3.6 Opinion of Conyers Dill & Pearman. Conyers Dill & Pearman, Bermuda special counsel for the Company, shall have delivered to such Investor an opinion dated the Closing Date in substantially the form attached as Annex IV hereto.

          Section 3.7 Opinion of Dewey Ballantine. Dewey Ballantine, special counsel for the Company, shall have delivered to such Investor an opinion dated the Closing Date in substantially the form attached as Annex V hereto.

          Section 3.8 Aggregate Funding. Each of the other Investors listed in
Schedule 1 shall have purchased Investment Units pursuant to this Agreement and the total number of Investment Units purchased by the Investors shall be not less than 1,600,000 Investment Units, the total number of Series A Cumulative Voting Preference Shares of the Company (the "Series A Preferred Stock") and shares of Common Stock purchased by other investors shall be not less than 2,600,000 shares and 1,272,043 shares, respectively, and the Company shall have received Commitments and gross proceeds from the sale of the Investment Units, the Series A Preferred Stock and the Common Stock of not less than U.S. $210,500,000. The Shares have been duly authorized and issued to the respective Investors.

          Section 3.9 St. George. Each of the St. George Holdings, Ltd. Class A-SG Non-Voting Ordinary Shares and Class B-SG Voting Ordinary Shares Subscription Agreement, dated as of or prior to the Closing Date (the "St. George Subscription Agreement"), among St. George Holdings, Ltd. ("St. George") and the investors named therein (the "St. George Investors") and the Credit Agreement, dated as of the Closing Date (the "Credit Agreement"), among St. George Investments I, Ltd., as borrower, Thames Asset Global Securitization No. 1, Inc., as lender, and other parties thereto, shall have been executed by the parties thereto and delivered in escrow pending completion of the closing in connection therewith and the Closing. The Credit Agreement will provide, subject to certain conditions, for the establishment on the Closing Date of a $100 million credit facility for the benefit of St. George, and a commercially reasonable best efforts obligation by the lender to syndicate an additional $400 million credit facility for the benefit of St. George. The transactions contemplated by the St. George Subscription Agreement and the Credit Agreement, which are transactions to be completed on or prior to the Closing Date, shall have been completed or will be completed simultaneously with the Closing.

          Section 3.10 Avoidance of Conflicts. The Company shall have adopted a resolution restricting any future transactions between the Company or any of its Initial Subsidiaries or affiliates and Jay Shidler, The Shidler Group, any affiliates of The Shidler Group or any shareholders of the Company with the right to appoint a voting member of the Board of Directors or affiliates thereof, in order to avoid the appearance of a potential conflict of interest.

          Section 3.11 Appointment of Agent. The Company shall have appointed an agent for service of process in accordance with Section 8.13.

          Section 3.12 List of Shareholders. The Company shall have provided to such Investor a list of the shareholders of the Company and their respective shareholdings on the Closing Date.

          If at or prior to the Closing all of the conditions in this Article III have not been satisfied, any Investor may elect to waive such conditions or to be relieved of all further obligations hereunder.

                                   ARTICLE IV

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

          The obligation of the Company to issue and sell the Investment Units under this Agreement is subject to the satisfaction at the Closing Date of each of the following conditions:

          Section 4.1 Accuracy of Representations and Warranties. All representations and warranties of each Investor contained herein shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

          Section 4.2 Performance of Agreements. Each Investor shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date and each such Investor shall notify the Company prior to the Closing Date if the foregoing condition cannot be fulfilled by such Investor.

          Section 4.3 Bye-laws. The Bye-laws of the Company shall have been adopted by the Company in the form attached as Annex II hereto.

          Section 4.4 Other Agreements. The Shareholders Agreement shall have been executed and delivered by the parties thereto in the form attached as Annex III hereto. Each of the Other Closing Documents shall have been executed and delivered, in escrow pending completion of the Closing, by the parties thereto in form and substance satisfactory to the Company.

          Section 4.5 Letters from Placement Agents. The Company shall have received from each of Donaldson Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (the "Placement Agents") a letter dated as of the Closing Date reasonably satisfactory to the Company, to the effect that neither it nor any person (other than the Company and its affiliates) authorized to act on its behalf has used any form of general solicitation or general advertising in connection with the offer and sale of the Investment Units, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

          Section 4.6 Payment for the Investment Units. Each Investor shall have delivered to the Company and the Company shall have received, (i) full payment in immediately available funds of the aggregate Purchase Price of such Investor as set forth in
Schedule I, (ii) an Acknowledgment and, (iii) if applicable, a Supporting Obligation.

          Section 4.7 Aggregate Funding. The total number of Investment Units purchased by the Investors shall be not less than 1,600,000 Investment Units, the total number of shares of Series A Preferred Stock and Common Stock purchased by other investors shall be not less than 2,600,000 shares and 1,272,043 shares, respectively, and the Company shall have received Commitments and gross proceeds from the sale of the Investment Units, the Series A Preferred Stock and the Common Stock of not less than U.S. $210,500,000.


                                    ARTICLE V

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

          The Company represents, warrants and covenants to each of the Investors as of the date of this Agreement and as of the Closing Date as follows:

          Section 5.1 Due Organization, Valid Existence and Authority of the Company and the Company's Initial Subsidiaries. (a) The Company has been duly incorporated and is validly existing under the laws of Bermuda. Upon completion of the Closing, the Company will have full right, power and authority to carry on its business as conducted and as proposed to be conducted as described in the Private Placement Memorandum. The Company has full right, power and authority to enter into this Agreement and the Other Closing Documents to which the Company is a party, and perform its obligations hereunder and thereunder. The Memorandum of Association, in the form attached hereto as Annex I, is a true and complete copy of the Memorandum of Association of the Company as in effect at the date of this Agreement, and no amendment to such Memorandum of Association has been proposed or adopted. At the Closing, the Bye-laws of the Company will be in the form attached hereto as Annex II. Upon completion of the Closing, the Company will not own any interest in or control, directly or indirectly, any other corporations, partnerships or other entities, other than the Initial Subsidiaries.

                (b) Each of the Initial Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation. Upon completion of the Closing and the closings under the Series A Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of the proceeds therefrom as described in the Private Placement Memorandum, each Initial

Subsidiary will have the full right, power and authority to carry on its business as proposed to be conducted as described in the Private Placement Memorandum.

          Section 5.2 Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (together, the "Creditor and Enforceability Exceptions"). Each of the Other Closing Documents to which the Company is a party has been duly authorized by the Company, and, when executed and delivered by the Company at the Closing, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Creditor and Enforceability Exceptions.

          Section 5.3 Capitalization. The sale of the Investment Units and the issuance of the Shares have been duly authorized by the Company and, upon payment for the Investment Units in accordance with Article II hereof, the Shares issued at Closing will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable in respect of the holding of the Shares). Except as contemplated by its Bye-laws, the Shareholders Agreement, the Common Stock Warrant Acquisition Agreement dated on or prior to the Closing Date among the Company and the investors named therein, the Sponsoring Investors and Founders Stock Warrant Plan in substantially the form attached hereto as Annex IX, the Employee Stock Warrant Plan in substantially the form attached hereto as Annex IX, and this Agreement, each of the Company and the Initial Subsidiaries does not, and on the Closing Date will not, have any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any of its shares or any securities convertible into or exchangeable for, or evidencing the right to purchase or obtain, any of its shares or any agreements or understandings with respect to the voting, sale or transfer of any of its shares or any securities convertible into or exchangeable for or evidencing the right to purchase or obtain any of its shares. The Investment Units and all underlying Shares shall conform in all material respects to the descriptions of such securities provided in the Private Placement Memorandum.

          Section 5.4 Reserve of Shares Issued in Connection with the Commitment. Prior to the Closing, the Company shall reserve such number of Series B Preferred Stock equal to the aggregate number of such shares that each Investor may be required to purchase pursuant to such Investor's Commitment.

          Section 5.5 Shares Issued in Connection with the Commitment. The Series B Preferred Stock that each Investor may be required to purchase pursuant to such Investor's Commitment will, when issued by the Company and paid for pursuant to this Agreement, be duly authorized by the Company and will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable in respect of the holding of the Shares).

          Section 5.6 No Conflict with Other Instruments; No Approvals Required Except as Have Been Obtained. (i) The execution and delivery of this Agreement and the Other Closing Documents to which the Company is a party by the Company and compliance by the Company with the terms and conditions hereof and thereof, will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to the Company or any affiliate thereof, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company or any affiliate thereof under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of the Company or any affiliate thereof pursuant to the Memorandum of Association or Bye-laws of the Company or the organizational documents of such affiliate, as the case may be, or any order, judgment, decree, law, ordinance or regulation applicable to the Company or such affiliate, as the case may be, or any contract, instrument, agreement or restriction to which the Company or such affiliate, as the case may be, is a party or by which the Company or such affiliate, as the case may be, or any of its assets or properties is bound. Except where the Company is obliged to obtain Bermuda governmental approvals that have been obtained, neither the Company or any affiliate thereof nor any of the Company's or any of its affiliates' respective assets or properties is subject to any charter, bye-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent the Company from entering into this Agreement or the Other Closing Documents to which the Company is a party or from consummating the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof.

          (ii) The execution and delivery of the Other Closing Documents to which each of the Initial Subsidiaries is a party by such Initial Subsidiary and compliance by such Initial Subsidiary with the terms and conditions thereof, will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to such Initial Subsidiary or any affiliate thereof, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Initial Subsidiary or any affiliate thereof under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of such Initial Subsidiary or any affiliate thereof pursuant to the Memorandum of Association, Articles of Incorporation or Bye-laws, as the case may be, of such Initial Subsidiary or the organizational documents of such affiliate, as the case may be, or any order, judgment, decree, law, ordinance or regulation applicable to the Initial Subsidiary or such affiliate, as the case may be, or any contract, instrument, agreement or restriction to which such Initial Subsidiary or such affiliate, as the case may be, is a party or by which such Initial Subsidiary or such affiliate, as the case may be, or any of its assets or properties is bound. Except where such Initial Subsidiary is obliged to obtain Bermuda governmental approvals that have been obtained, neither such Initial Subsidiary or any affiliate thereof nor any of such Initial Subsidiary's or its affiliates' respective assets or properties is subject to any charter, bye-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent such Initial Subsidiary from entering into the Other Closing Documents to which such Initial Subsidiary is a party or from consummating the transactions contemplated thereby in accordance with the terms thereof.

          Section 5.7 Regulatory Filings; Compliance with Law. Upon completion of the Closing and the closings under the Series A Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of proceeds therefrom (other than from the Commitments) as described in the Private Placement Memorandum, CGA will be authorized on the Closing Date under Bermuda law to conduct the business of selling insurance and reinsurance as contemplated by the Private Placement Memorandum and no further approvals of insurance regulatory or other authorities are required for the conduct of such business. Upon completion of the Closing and the closings under the Series A Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of proceeds therefrom as described in the Private Placement Memorandum, CGAIM will be authorized on the Closing Date or immediately thereafter under the applicable United States federal and state laws to conduct its business as contemplated by the Private Placement Memorandum and no further approvals of regulatory or other authorities are required for the conduct of such business. Upon completion of the Closing and the closings under the Series A Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of proceeds therefrom (other than from the Commitments) as described in the Private Placement Memorandum, the Company and the Initial Subsidiaries will be in compliance with all applicable laws and regulations.

          Section 5.8 Stamp Duties or Taxes. No Bermuda stamp, transfer or similar duties or taxes are payable in respect of the issuance and delivery of the Shares, and the sale and delivery of the Investment Units, to the Investors pursuant to this Agreement and if any such taxes arise in connection with the execution of this Agreement, the Other Closing Documents, or the consummation of any of the transactions contemplated hereby or thereby, then the Company will pay such taxes.

          Section 5.9 Private Offering of the Shares.

                (a) The offer and sale of the Investment Units and the issuance and delivery of the Shares are intended to be exempt from the provisions of
Section 5 of the United States Securities Act of 1933, as amended (the "Securities Act"), and from the registration provisions of the applicable state securities laws. Neither the Company nor anyone acting on its behalf has taken, or omitted to take, any action, with respect to the Investment Units or any securities similar to the Investment Units, or otherwise, that would bring the sale of the Investment Units and the issuance of the Shares within the provisions of Section 5 of the Securities Act or that would violate any blue sky laws of a state of the United States or securities law of any foreign jurisdiction (including Bermuda).

                (b) In the case of each offer or sale of the Investment Units, no form of general solicitation or general advertising was used by the Company or any person authorized to act on behalf of the Company, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                (c) Neither the Company nor anyone acting on its behalf has taken, or omitted to take, any action, with respect to any other shares of the Company issued and sold by the Company that would bring the issuance and sale of such shares within the provisions of Section 5 of the Securities Act or that would violate any blue sky laws of a state of the United States or securities law of a foreign jurisdiction (including Bermuda).

                (d) Except for (i) the issuance of shares of capital stock of the Company in connection with the initial organization of the Company (which such shares shall be redeemed by the Company at the Closing) and (ii) the issuance of shares of capital stock by the Initial Subsidiaries to the Company, neither the Company nor any Initial Subsidiary has issued or sold, or agreed to issue or sell, any shares in the Company or any Initial Subsidiary to any persons other than to the Investors pursuant hereto and to the other investors pursuant to the subscription agreements contained in the Other Closing Documents.

          Section 5.10 The Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact which the Company has not disclosed herein or in the Private Placement Memorandum nor any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date that, so far as the Company can now foresee, is reasonably likely to have a material adverse effect on the performance of obligations hereunder and under the Other Closing Documents by the Company and its Initial Subsidiaries, considered as a whole, or on the business, operations, financial condition, assets, liabilities or prospects of the Company and its Initial Subsidiaries taken as a whole.

          Section 5.11 Not an "Investment Company". Each of the Company and the Initial Subsidiaries is not, and when conducting business as contemplated by the Private Placement Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

          Section 5.12 Business Newly Formed. Each of the Company and its Initial Subsidiaries is newly formed, has neither conducted any business nor incurred any liabilities (other than organizational expenses with respect to the

Company and the Initial Subsidiaries, expenses associated with establishing the businesses of the Initial Subsidiaries and expenses in connection with the offering and issuance of the securities of the Company and the Initial Subsidiaries), has entered into no material agreements and incurred no liens or encumbrances on present or future assets or revenues and has no proceedings pending against, or to the Company's knowledge, threatened against or affecting it before any court, governmental authority, arbitration board or tribunal, in each of the foregoing cases, other than as disclosed in the Private Placement Memorandum or referred to herein or in an attachment hereto.

          Section 5.13 Operating Company. At the time the Company issues any Investment Units, the Company shall be an "operating company" as defined in United States Department of Labor Regulation section 2510.3-101(c) issued under the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company shall at all times thereafter conduct its activities so that it will continue to qualify as such an "operating company." As a result, pursuant to United States Department of Labor Regulation section 2510.3-101(a)(2)(i), at no time shall the assets of the Company constitute the assets of any Investor or shareholder of the Company for purposes of Title I of ERISA or Section 4975 of the United States Internal Revenue Code of 1986 (the "Code").

          Section 5.14 No U.S. Trade or Business and Not a Controlled Foreign Corporation. The Company shall use its best efforts not to take, and to cause CGA not to take, any action which the Company has reason to believe could cause it or CGA to be considered engaged in the conduct of a trade or business in the United States (within the meaning of Code Section 864) or to become a controlled foreign corporation (within the meaning of Code Section 957) ("CFC"); provided, however, that this Section 5.14 shall not apply to any action which affects the election of directors pursuant to Section 12 of the Bye-laws; provided, further, that it is hereby understood that the Company shall not be considered to violate this Section 5.14 in the event that (x) the board of directors of the Company (the "Board") shall, in its sole discretion, request the advice of counsel with respect to a proposed action and counsel determines that such action will more likely than not cause the Company or CGA to be engaged in the conduct of a trade or business in the United States or become a CFC and (y) such proposed action to be taken by the Company receives the prior approval of 75% of the members of the Board then in office (for the sake of clarity, the foregoing imposes no obligation on the Company or the Board to seek the advice of counsel prior to taking any action unless the Company wishes to take advantage of this second proviso to Section 5.14). It is hereby understood that this Section 5.14 does not alter any provision in the Company's Bye-laws and all actions taken in connection herewith must comply with such Bye-laws.

          Section 5.15 Related Person Insurance Income. (a) The Company shall use its best efforts to cause CGA not to sell insurance or reinsurance to a U.S. person which is a shareholder of the Company ("U.S. Shareholder") or a related person (within the meaning of Section 953(c)(6) of the Code) to a U.S. Shareholder ("Related Person") and which would therefore generate related person insurance income (within the meaning of Section 953(c)(2) of the Code) ("RPII") if the Company knows that (i) 20% or more of CGA's gross insurance income in any taxable year will be RPII and (ii) persons which are directly or indirectly insured or reinsured by CGA ("Insureds") or Related Persons to Insureds own 20 percent or more of the stock of CGA ("Excess RPII"); provided, however, that it is hereby understood that the Company shall not be considered to violate this
Section 5.15(a) by virtue of such sale which the Company has reason to believe will generate Excess RPII if the Company receives the prior approval of 100% of the members of the Board then in office; provided, further, that it is hereby understood that this Section 5.15(a) does not alter any provision in the Company's Bye-laws and all actions taken in connection herewith must comply with such Bye-laws.

          (b) In the event that the Board shall have given prior authorization (as provided in subsection (a) of this Section 5.15) for CGA to sell insurance or reinsurance which the Company has reason to believe will generate Excess RPII for any tax year, unless a U.S. statute, a final regulation of the U.S. Treasury or a published ruling of the U.S. Internal Revenue Service issued after the Closing Date provides or establishes that subpart F insurance income (as defined in Code Section 953) does not constitute unrelated business taxable income (as defined in Code Section 512), the Company shall so notify any U.S. Shareholder which is subject, pursuant to Code Section 511, to tax only on its unrelated business taxable income not later than June 30 of the tax year in which the Company proposes that CGA generate Excess RPII.

          Section 5.16 Operating Guidelines. Attached hereto as Annex VII is a true, correct and complete copy of the operating guidelines of the Company and the Initial Subsidiaries (the "Operating Guidelines"), which were adopted by all necessary corporate action of the Board at a duly called and convened meeting of the Board. The resolution(s) pursuant to which the Operating Guidelines were adopted provide(s) that the Operating Guidelines may only be amended or revoked pursuant to a resolution adopted by a two-thirds vote of the Board at a duly called and convened meeting of the Board. To the extent the Operating Guidelines are followed by the Company and the Initial Subsidiaries, (i) neither the Company nor CGA will be considered to be engaged in the conduct of a trade or business in the United States through a U.S. "permanent establishment" as defined in
Article 3 of the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland (on behalf of the Government of Bermuda) relating to the Taxation of Insurance Enterprises and Mutual Assistance in Tax Matters and (ii) neither the Company nor any Initial Subsidiaries will be considered to be transacting the business of insurance in any state of the United States without appropriate licenses or approvals. The Company knows of no reason why it and the Initial Subsidiaries cannot now and will not in the future be able to continuously comply with the Operating Guidelines. The Company knows of no reason why compliance with the Operating Guidelines would result in the Company's inability to meet the projections set forth in the Private Placement Memorandum.

          Section 5.17 Passive Foreign Investment Company. The Company shall use its best efforts to operate its business in such manner that neither the Company nor CGA will be considered a passive foreign investment company under Section 1296 of the Code.

          Section 5.18 Use of Proceeds of the Offering. The Company shall use the net proceeds of this subscription (after payment of placement agent fees and other fees and expenses incurred by the Company in connection with the Offering, the offering of the Series A Preferred Stock and the Common Stock to other investors and the organization and establishment of the Company and the Initial Subsidiaries, which fees and expenses shall be substantially as disclosed in writing to counsel to the Investors) as capital to engage in the financial guarantee insurance business as described in the Private Placement Memorandum. On the Closing Date, CGA will be capitalized with $125 million and will have received Acknowledgments with respect to each Investor's obligation under
Section 1.3 hereof.

          Section 5.19 Shareholders. Schedule 2 to this Agreement represents a true and complete list of the shareholders of the Company upon completion of the Closing and their respective shareholdings on the Closing Date.

          Section 5.20 St. George Representations. The Company has no reason to believe that the representations and warranties given by St. George to the St. George Investors pursuant to the St. George Subscription Agreement are not true and complete as of the date made thereunder and as of the Closing Date.

          Section 5.21 Bermuda Withholding Tax. The payment of dividends on or the making of distributions or redemption payments to any holder of the Shares will not be subject to any tax withholding requirement under current Bermuda tax law.

          Section 5.22 No Events of Non-Compliance. No event has occurred and no condition exists which, upon the consummation of transactions under this Agreement or any Other Closing Document would constitute an Event of Non-Compliance (as defined in the Series A Subscription Agreement as in effect on the date hereof) with or without notice or lapse of time or both.

          Section 5.23 Registration Rights. Other than as provided in the Series A Subscription Agreement and the Shareholders Agreement, the Company has not agreed to register any of its shares under the Securities Act.

          Section 5.24 Letter Agreement with DCR. In connection with obtaining its AAA rating from DCR, the Company will enter into a letter agreement with DCR, dated as of the Closing Date, in substantially the form attached as Annex VIII hereto.


                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

          Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

          Section 6.1 Due Organization, Good Standing and Authority of the Investor. Such Investor is a corporation, partnership, limited liability company, trust or other legal entity and is duly organized, validly existing and in good standing under the laws of such Investor's jurisdiction of organization and not resident in Bermuda for Bermuda foreign exchange control purposes.

          Section 6.2 Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Creditor and Enforceability Exceptions. Each of the Shareholders

Agreement and the Acknowledgment has been duly authorized by such Investor and, when executed and delivered by such Investor at the Closing, and assuming, in the case of the Shareholders Agreement, the due authorization, execution and delivery thereof by the other parties thereto, will constitute a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to the Creditor and Enforceability Exceptions.

          Section 6.3 Investment Intent. (a) Such Investor is acquiring the Investment Units for its own account as principal or for one or more separate accounts maintained by such Investor or for the account of one or more pension or trust funds of which such Investor is trustee, in each case, for investment purposes only, and not with a view to, or for, the resale or other distribution thereof, in whole or in part; provided that, subject to the terms hereof, the disposition of such Investor's or their property shall at all times be within such Investor's or their control.

          (b) If the Investment Units are acquired for the account of one or more pension or trust funds, such Investor is acting as sole trustee (other than with respect to the Investors listed on Schedule 3) and has sole investment discretion with respect to such Investor's acquisition of the Investment Units, and the determination and decision on such Investor's behalf to acquire the Investment Units for such pension or trust funds is being made by the same individual or group of individuals who customarily pass on such investments so that such Investor's decision as to acquisitions for all such funds is the result of one study and conclusion. Such Investor (i) is an insurance company and is using the assets of its general account or (ii) has advised the Company in writing of such Investor's form of organization and, except with respect to a commingled trust account, the accounts for which such Investor is purchasing, and all such information provided to the Company is true and correct as of the date hereof.

          Section 6.4 No Conflict with Other Instruments; No Approvals Required Except as Have Been Obtained. The execution and delivery of this Agreement, the Acknowledgment and the Shareholders Agreement by such Investor and the compliance by such Investor with the terms and conditions hereof and thereof will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to such Investor, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Investor under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of such Investor pursuant to the articles of incorporation or by-laws of such Investor (if such Investor is a corporation) or equivalent organizational documents (if such Investor is not a corporation) or any order, judgment, decree, law, statute, ordinance or regulation applicable to such Investor or any contract, instrument, agreement or restriction to which such Investor is a party or by which such Investor or any of its assets or properties is bound other than any such (i) violation, (ii) failure to register, qualify, obtain approval or file, (iii) conflict, (iv) breach, termination or default, (v) acceleration, or
(vi) creation of claim, lien, charge or encumbrance that would not, individually or in the aggregate, have a material adverse effect on such Investor's ability to consummate the transactions contemplated hereby. Neither such Investor nor any of its assets or properties is subject to any charter, by-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent such Investor from entering into this Agreement, the Acknowledgment or the Shareholders Agreement or from consummating the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof other than that which would not, individually or in the aggregate have a material adverse effect on such Investor's ability to consummate the transactions contemplated in accordance with the terms hereof or thereof. Notwithstanding anything in this Agreement to the contrary, no representation or warranty is made by any Investor regarding compliance with ERISA or Section 4975 of the Code, or the effect under ERISA or Section 4975 of the Code of the execution and delivery of this Agreement, the Acknowledgment and the Shareholders Agreement by such Investor and the compliance by such Investor with the terms and conditions hereof or thereof.

          Section 6.5 Investor Awareness and Suitability. Such Investor acknowledges, agrees and is aware that:

                 (i) An investment in the Shares involves a high degree of risk, including, without limitation, the risks identified under the caption "Risk Factors" in the Private Placement Memorandum, and such Investor may lose the entire amount of its investment and such Investor has the knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of purchasing the Investment Units;

                 (ii) The Company has only recently been organized and has no financial or operating history;

                 (iii) The Private Placement Memorandum contains a summary of certain United States and Bermuda tax consequences under current laws relating to (i) the United States federal income taxation of the Company and of U.S. Persons (as defined below) and non-U.S. Persons that own Investment Units of the Company and (ii) the Bermuda taxation of persons or entities not resident in Bermuda for exchange control purposes that own Investment Units of the Company. Positions of, and developments in rulings of, the United States Internal Revenue Service, court decisions or legislative or administrative actions may have an adverse effect on one or more of the tax benefits sought by the Company. Moreover, the Company retains the right to alter the conduct of its affairs in such a manner as to subject its business to United States federal and/or state taxation, subject to the limitations set forth in Section 5.14. The Private Placement Memorandum does not address the Bermuda taxation of Investors that are resident in Bermuda for exchange control purposes or the taxation of Investors by any jurisdiction other than the United States or Bermuda, which tax consequences may be significantly different from the tax consequences discussed in the Private Placement Memorandum. (For purposes of this Section 6.5, "U.S. Person" means an individual who is a citizen or resident of the United States, a company, corporation or partnership created or organized under the laws of the United States or any state thereof, an estate, the income of which, from non-United States sources and not effectively connected with the conduct of a trade or business in the United States, is includable in gross income for United States federal income tax purposes, or a trust, if (i) a court within the United States may exercise primary supervision of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust);

                 (iv) No Bermuda or United States federal or state regulatory authority or any foreign agency has passed upon the accuracy, adequacy, validity or completeness of the Private Placement Memorandum, this Agreement or the Shareholders Agreement or made any finding or determination as to the fairness of an investment in the Investment Units;

                 (v) The Investment Units are illiquid, and such Investor must bear the financial risk of investment in the Investment Units for an indefinite period of time and such Investor represents and warrants that such Investor has the financial ability to bear the financial risk of its investment, and, except for Starwood CGA, LLC, CGA Firemark Venture Fund

     I, LLC and Lennar CGA Holdings, Inc., such Investor's investment does not exceed ten percent (10%) of such Investor's net worth;

                 (vi) The Bye-laws, the Shareholders Agreement and this Agreement contain substantial restrictions on the transferability of the Investment Units and separation of the Shares attributable to each Investment Unit;

                 (vii) There is no existing public or other market for the Investment Units, and it is not expected that any such market will develop. There can be no assurance that such Investor will be able to sell or dispose of such Investor's Investment Units. Without limiting the generality of the foregoing, in order not to jeopardize the Offering's exempt status under the Securities Act or under the securities laws of any other jurisdiction, the transferee of such Investment Units may, among other things, be required to fulfill the investor suitability requirements thereunder;

                 (viii) The Investment Units, or the securities underlying such units, have not been registered under the Securities Act or under the securities laws of any other jurisdiction, including the states of the United States and, except as provided in the Shareholders Agreement, the Company is under no obligation to, and currently does not intend to, register or qualify the Investment Units or any securities underlying such units for resale by such Investor or assist such Investor in complying with any exemption under the Securities Act or the securities laws of any such jurisdiction or any other jurisdiction. An offer or sale of Investment Units, or the securities underlying such units, by such Investor in the absence of registration under such securities laws will require the availability of an exemption thereunder. A restrictive legend in substantially the form set forth in Section 7.1 hereof shall be placed on the certificates representing the Investment Units and a notation shall be made in the appropriate records of the Company indicating that the securities underlying the Investment Units are subject to restrictions on transfer;

                 (ix) Such Investor shall hold the Investment Units subject to this Agreement, the Bye-laws of the Company and the Shareholders Agreement from time to time in effect and shall have voting rights with respect to the Investment Units as specified in the Bye-laws of the Company from time to time in effect and subject to applicable law; and

                 (x) It is intended that no person or entity may acquire or own, directly, indirectly or by attribution (within the meaning of Section 958 of the Code) 10% or more of the total combined voting power of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, as such voting power is described in the Bye-Laws.

          Section 6.6 Accredited Investor Status. Such Investor hereby represents and warrants to the Company that it qualifies as an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act because such Investor is:

                 (a) A bank as defined in Section 3(a)(2) of the Securities Act or a savings and loan association or other institution as defined in Section (3)(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the United States Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or (d) of the United States Small Business Investment Act of 1958; a plan established and maintained by a state of the United States, its political subdivisions, or an agency or instrumentality of such state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of U.S. $5,000,000; an employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of U.S. $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors; or

                 (b) A private business development company as defined in
     Section 202(a)(22) of the United States Investment Advisers Act of 1940; or

                 (c) An organization described in Section 501(c)(3) of the Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Investment Units, with total assets in excess of U.S. $5,000,000; or

                 (d) A trust, with total assets in excess of U.S. $5,000,000, not formed for the specific purpose of acquiring the Investment Units, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act; or

                 (e) An entity in which all of the equity owners are accredited investors.

          Section 6.7 Receipt of Information, Access to Information.
                      Such Investor:

                 (a) has been furnished with the Private Placement Memorandum, the Memorandum of Association, the form of Bye-laws of the Company, the Other Closing Documents, and any documents that may have been made available upon such Investor's request (such documents, other than the Private Placement Memorandum, being collectively referred to as the "Other Documents"), and such Investor has carefully read the Private Placement Memorandum and the Other Documents and understands and has evaluated the risks of a purchase of the Investment Units, including the risks set forth under the caption "Risk Factors" in the Private Placement Memorandum;

                 (b) has been given the opportunity to ask questions of, and receive answers from, the Company and the Sponsoring Investors (as defined in the Company's Bye-laws) concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Investment Units, has been given the opportunity to obtain such additional information necessary to evaluate the merits and risks of a purchase of the Investment Units to the extent the Company or the Sponsoring Investors possess such information, and has received all documents and information that it has requested relating to an investment in the Investment Units;

                 (c) has not relied upon any representations or other information (whether oral or written) from the Company, any of the Sponsoring Investors, or their respective directors, officers or affiliates, or from any other persons, other than the representations contained in this Agreement and the information contained in the Private Placement Memorandum and the Other Documents; and

                 (d) has carefully considered and has, to the extent such Investor believes such discussion necessary, discussed with such Investor's professional legal, financial and tax advisers, the suitability of an investment in the Investment Units for such Investor's particular financial and tax situation and has determined that such Investor's Investment Units are a suitable investment for such Investor.

          Section 6.8 Investment Unit Ownership Limitations. To such Investor's knowledge, such Investor's purchase on the Closing Date of Investment Units pursuant to this Agreement will not cause any person or entity to own on the Closing Date directly, indirectly or by attribution (within the meaning of Section 958 of the Code) 10% or more of the total combined voting power of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, as such voting power is described in the Bye-Laws or to be treated by virtue of its ownership of stock in the Company as indirectly or constructively owning on the Closing Date 10% or more of the voting power of all classes of capital stock of CGA entitled to vote. Such Investor may rely on the list of anticipated shareholders of the Company and their respective anticipated shareholdings set forth in Schedule 2 hereto for purposes of making this representation and warranty.

          At such time as the Company supplies the Investors with names of additional Series A Preferred Stock investors, prior to the Closing, the Investors will indicate whether the additional names will cause any person or entity to own on the Closing Date directly, indirectly or by attribution (within the meaning of Section 958 of the Code) 10% or more of the total combined voting power of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, as such voting power is described in the Bye-Laws or to be treated by virtue of its ownership of stock in the Company as indirectly or constructively owning on the Closing Date 10% or more of the voting power of all classes of capital stock of CGA entitled to vote.


                                   ARTICLE VII

                            RESTRICTIONS ON TRANSFER

          Investment Units and the underlying shares (collectively, "Securities") shall not be transferable except upon the conditions specified in this Article VII, which are intended to insure compliance with the provisions of the Securities Act, applicable securities laws of other jurisdictions and Bermuda law in respect of the transfer of any Securities and are in addition to the conditions relating to the transfer of the Securities set forth in the Shareholders Agreement and the Company's Bye-laws.

          Section 7.1 Restrictive Legends. In addition to any other legend required by the Company's Bye-laws or applicable law, each certificate representing Securities shall (unless otherwise permitted by the provisions of this Article VII) be stamped or otherwise imprinted with a legend in substantially the following form:

          "ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES ARE SUBJECT TO, THE TERMS AND CONDITIONS CONTAINED IN THE BYE-LAWS OF CGA GROUP, LTD. (THE "COMPANY"), THE INVESTMENT UNITS SUBSCRIPTION AGREEMENT AND THE SHAREHOLDERS AGREEMENT WHICH ARE AVAILABLE FOR EXAMINATION BY HOLDERS OF THESE SHARES AT THE REGISTERED OFFICE OF THE COMPANY. IN ADDITION TO THE FOREGOING RESTRICTIONS, THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT IS IN EFFECT UNDER THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SHARES OR A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IS PROVIDED TO THE COMPANY TO THE EFFECT THAT NO REGISTRATIONS ARE REQUIRED UNDER SUCH SECURITIES LAWS. THE PRIOR APPROVAL OF THE BERMUDA MONETARY AUTHORITY IS NOT REQUIRED FOR ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE PROVIDED THAT ANY SUCH SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION IS BETWEEN PERSONS WHO ARE DESIGNATED AS NON-RESIDENTS OF BERMUDA FOR THE PURPOSES OF THE EXCHANGE CONTROL ACT, 1972."

          Section 7.2 Notice of Proposed Transfers. (a) The holder of any Securities bearing the entire restrictive legend set forth in Section 7.1 above ("Restricted Securities"), by acceptance thereof, agrees that, unless a registration statement is in effect under the Securities Act and under applicable securities laws with respect to such Restricted Securities, prior to any transfer or attempted transfer of such Restricted Securities, such holder will give the Company (i) unless the transferee is an Affiliate of the transferor (as defined in the Shareholders Agreement), written notice describing the proposed transfer of any Restricted Securities in reasonable detail only to the extent necessary to evaluate whether such transfer is in compliance with the applicable securities laws, the Shareholders Agreement and the Bye-laws sections 61 through 63, (ii) unless the transferee is an Affiliate of the transferor (as defined in the Shareholders Agreement), such other information about the proposed transfer of such Restricted Securities or the proposed transferee of such Restricted Securities as the Company may reasonably request only to the extent necessary to evaluate whether such transfer is in compliance with the applicable securities laws, the Shareholders Agreement and 61 through 63 of the Bye-laws, and (iii) an opinion of counsel (both counsel and opinion reasonably satisfactory to the Company (it being understood that in-house counsel for such holder shall be considered satisfactory to the Company)) to the effect that the proposed transfer of such Restricted Securities may be effected without registration of such Restricted Securities under the Securities Act and under other applicable securities laws. The Company hereby acknowledges that no prior approval of the Bermuda Monetary Authority is necessary for any transfer of restricted shares between persons who are designated as non-residents of Bermuda for the purposes of the Exchange Control Act, 1972.

          (b) If the holder of the Restricted Securities delivers to the Company an opinion of counsel that subsequent transfers of such Restricted Securities will not require registration or qualification under the Securities Act or under other applicable securities laws, the Company will, or will cause the transfer agent, if any, for such Restricted Securities promptly after such contemplated transfer to deliver new certificates for such Restricted Securities that do not bear that section of the restrictive legend set forth in Section 7.1 above imposed by the Securities Act and under other applicable securities laws of any other jurisdictions. If the foregoing conditions entitling the holder to effect a proposed transfer of such Restricted Securities without registration under the Securities Act and under other applicable securities laws and the conditions relating to the transfer of Securities in the Shareholders Agreement have not been satisfied, the holder shall not transfer the Restricted Securities, and the Company will cause the transfer agent not to transfer such Restricted Securities on its books or issue any certificates representing such Restricted Securities. Any purported transfer of Restricted Securities not in accordance with applicable securities laws shall be void.

          (c) The restrictions imposed by this Agreement and the Shareholders Agreement with respect to the Securities Act and under other applicable securities laws of any other jurisdictions upon the transferability of any particular Restricted Securities shall cease and terminate when such Restricted Securities have been sold pursuant to an effective registration statement under the Securities Act and under other applicable securities laws or transferred pursuant to Rule 144 promulgated under the Securities Act.

The holder of any Restricted Securities as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense, a new certificate representing such Securities that does not bear the restrictive legend set forth above referring to transfer restrictions imposed by the Securities Act and under other applicable securities laws of any other jurisdictions and this Agreement but shall retain the restrictive legend set forth above referring to transfer restrictions imposed by the requirements of the Bye-laws and the Shareholders Agreement.

          (d) As used in this Agreement, the term "transfer" encompasses any sale, transfer, pledge or other disposition of any Securities referred to herein.


                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 Survival of Representations, Warranties and Covenants.
The representations, warranties and covenants of the parties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder shall survive the Closing. The parties have made no representations or warranties other than those that are expressly set forth in this Agreement and the Shareholders Agreement.

          Section 8.2 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto), together with the Other Closing Documents to which the parties hereto are parties, constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          Section 8.3 Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

          Section 8.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 8.5 Assignability. Except in connection with the transfer of Investment Units or Shares, as the case may be, as contemplated by the Company's Bye-laws, this Agreement and the Shareholders Agreement, this Agreement and the rights hereunder shall not be assignable by any Investor without the prior written consent of the Company; provided, however, that any Investor's Commitment or obligations hereunder to the extent relating to such Commitment may be transferred only in compliance with Section 1.3(d)(vii) and with the prior consent of the Company. Except as provided in Section 1.3(c)(iii), the Company may not assign its obligations hereunder without the prior consent of the Investors. Any transfer in violation of this Section 8.5 shall be null and void.

          Section 8.6 Amendment; Waiver. Except as provided in the last paragraph of Article III, no provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the parties hereto; provided, however, that the provisions of Sections 5.13, 5.14, 5.15,
5.16 and 5.17 may be amended, waived or otherwise modified by an instrument in writing executed by the Company and the parties hereto that at the time just prior to the amendment or modification own at least ninety percent (90%) of the shares of Common Stock and ninety percent (90%) of the shares of Series B Preferred Stock sold pursuant to this Agreement, whether or not such shares are held as part of an Investment Unit.

          Section 8.7 Headings. The Articles and Section headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

          Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          Section 8.9 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York without giving effect to the principles of conflicts of laws thereof.

          Section 8.10 Notices and Payment. (a) All notices, requests, demands and other communications hereunder shall be in writing and, except to the extent otherwise provided in this Agreement, shall be deemed to have been duly given if delivered by same day or next day courier or mailed, registered mail, return receipt requested, or transmitted by telegram, telex or facsimile (i) if to an Investor, at such Investor's address appearing on
Schedule 1 hereto or at any other address such Investor may have provided in writing to the Company and (ii) if to the Company, at Clarendon House, Church Street, Hamilton HM 11, Bermuda, Attention: the Company Secretary, or such other address as the Company may have furnished to the Investors in writing. A notice hereunder shall be deemed to have been given on the day such notice is sent or transmitted; provided, however, that if such notice is sent by next-day courier it shall be deemed to have been given the day following sending and, if by registered mail, five days following sending.

          (b) Unless otherwise provided in this Agreement, payments hereunder shall be made by wire transfer of immediately available funds.

          Section 8.11 Full Payment. (i) All payments in respect of the Investment Units (including, without limitation, dividend, redemption and liquidation payments, and payments under Section 8.11(ii), but excluding dividends permitted to be made in kind) and all payments made by Investors with respect to obligations under the Commitments, shall be made in immediately available U.S. dollar funds. Each reference in this Agreement and the Other Closing Documents to U.S. dollars (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligations of the Company and each Investor in respect of any amount due under this Agreement and the Other Closing Documents will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company or such Investor, as the case may be, will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company or such Investor, as the case may be, not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

          (ii) The Company will make all dividend, redemption, and liquidation payments to the holders of

Investment Units in respect of this Agreement and the Bye-laws free and clear of and without deductions or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction from or through which such payment is made to the holders of Investment Units (all such taxes, duties, assessments, fees or other governmental charges being referred to herein as "Taxes"), unless such withholding or deduction is required by law. In that event, the Company will pay to the holders of Investment Units such additional amounts as may be necessary in order that every net dividend and redemption payment made by the Company after deduction or withholding for or on account of any such present or future Taxes will not be less than the amount then due and payable in respect of this Agreement and the Bye-laws.

          Section 8.12 Indemnification. (i) The Company shall defend, hold harmless and indemnify each Investor and its Affiliates from and against all damages, losses, costs and expenses (including reasonable legal expenses) to which any of such persons becomes subject as a result of any inaccuracy in any representation or warranty of the Company contained in this Agreement or any document delivered in connection herewith (including the certificate referred to in Section 3.3) or the breach of any covenant or agreement of the Company contained in this Agreement, the Company's Bye-laws, or the Shareholders Agreement.

          (ii) In the event a party entitled to indemnification under this Agreement (an "Indemnified Party") becomes aware of a claim, liability, expense or other event with respect to which such party is entitled to indemnification (an "Indemnification Event"), such Indemnified Party shall promptly give notice of such Indemnification Event to the Company. The failure by any Indemnified Party to give such notice to the Company within a reasonable period of time shall relieve the Company of its obligations under this Section 8.12, if and to the extent that it did not otherwise learn of such Indemnification Event and such failure results in the forfeiture by the Company of substantial rights and defenses.

          The Company shall have the right to defend, contest, settle or otherwise resolve any Indemnification Event involving a third-party claim (a "Third-Party Indemnification Event") as long as the Indemnification Event may not possibly give rise to a non-monetary liability, including, without limitation, injunctions and criminal liability; provided, however, that the Company shall not settle or compromise any Third-Party Indemnification Event without the Indemnified Party's prior written consent thereto, unless the terms of such settlement or compromise provide for an unconditional release of the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable costs, fees and expenses of such separate counsel if (i) the use of counsel chosen by the Company to represent such Indemnified Party would present such counsel with any actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any Third-Party Indemnification Event include both such Indemnified Party and the Company or any Affiliate thereof and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Company or any Affiliate thereof which is an actual or potential defendant in, or target of, such Third-Party Indemnification Event,
(iii) the Indemnification Event may give rise to a non-monetary liability including, without limitation, injunctions and criminal liability, or (iv) the Company has authorized such Indemnified Party to employ separate counsel. The Indemnified Parties and the Company shall cooperate fully in defending any Third-Party Indemnification Event, and the Company shall have reasonable access to the books and records and personnel of the Indemnified Parties that are relevant hereto.

          (iii) The indemnification provisions of this Article VIII shall be in addition to any rights each Indemnified Party may otherwise have.

          Section 8.13 Submission to Jurisdiction. The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal courts sitting in The City of New York and any court sitting in Bermuda, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any of the Other Closing Documents or the transactions contemplated hereby or thereby (a "Related Proceeding"), and the Company hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or federal court or any court sitting in Bermuda. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

          The Company hereby irrevocably appoints the CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York, United States of America, as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process that may be served in any Related Proceeding in such New York State or federal court sitting in The City of New York. Service may be made by U.S. registered mail or other comparable means or by delivering by hand a copy of such process to the Company in care of the Process Agent at the address specified above for the Process Agent (such service to be effective upon the mailing or delivery by hand of such process to the office of the Process Agent), and the Company hereby irrevocably authorizes and directs the Process Agent to accept on its behalf such service. Failure of the Process Agent to give notice to the Company, or failure of the Company to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Company. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any Related Proceeding in a New York State or federal court sitting in The City of New York by sending by U.S. registered mail or other comparable means copies of such process to the Company at its address under Section 8.10 (such service to be effective seven days after mailing thereof). The Company covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent in full force and effect, and to cause the Process Agent to continue to act as such. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any suit, action or proceeding against any other party or its property in the courts of other jurisdictions.

To the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment in aid of execution or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Closing Documents.

          Section 8.14. The Company shall pay the reasonable fees and expenses of LeBoeuf, Lamb, Greene & MacRae, L.L.P, counsel for the Investors.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 COMPANY:

                                 CGA GROUP, LTD.

                                 By: /s/ JAMES R. REINHART
                                     -------------------------------------
                                    Name:  James R. Reinhart
                                    Title: Chief Financial Officer

                                 CAPITAL REINSURANCE COMPANY

                                 By: /s/ ALAN S. ROSEMAN
                                     --------------------------------------
                                     Name:  Alan S. Roseman
                                     Title: SVP, General Counsel Secretary

                                 PACIFIC MUTUAL LIFE INSURANCE COMPANY

                                 By: /s/ RONN C. CORNELIUS
                                     --------------------------------------
                                     Name:  Ronn C. Cornelius
                                     Title: Asst. Vice President

                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK AS TRUSTEE OF THE
                                 MULTI-MARKET SPECIAL
                                 INVESTMENT TRUST FUND OF
                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK

                                 By: /s/ KATHLEEN N. STARRS
                                     -----------------------------------
                                     Name:  Kathleen N. Starrs
                                     Title: Vice President



                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK AS TRUSTEE OF THE
                                 COMMINGLED PENSION TRUST FUND
                                 (MULTI-MARKET SPECIAL
                                 INVESTMENT FUND II) OF MORGAN
                                 GUARANTY TRUST COMPANY OF NEW
                                 YORK

                                 By: /s/ KATHLEEN N. STARRS
                                     -----------------------------------
                                     Name:  Kathleen N. Starrs
                                     Title: Vice President

                                 OLYMPUS GROWTH FUND II, L.P.
                                 By:  OGP II, L.P., its general partner
                                 By:  Nibur, L.L.C., a general partner

                                 By: /s/ PAUL A. RUBIN
                                     -----------------------------------
                                     Name:  Paul A. Rubin
                                     Title: Member



                                 OLYMPUS EXECUTIVE FUND, L.P.
                                 By:  OEF, L.P., its general partner
                                 By:  RSM, L.L.C., a general partner

                                 By: /s/ ROBERT S. MORRIS
                                     -----------------------------------
                                     Name:  Robert S. Morris
                                     Title: President

                                 THIRD AVENUE TRUST, ON BEHALF
                                 OF THE THIRD AVENUE VALUE FUND
                                 SERIES

                                 By: /s/ DAVID BARSE
                                     -----------------------------------
                                     Name:  David Barse
                                     Title: Executive Vice President

                                 ACE LIMITED

                                 By: /s/ PETER MEAR
                                     ----------------------------------
                                     Name:  Peter Mear
                                     Title: Executive V.P. &
                                            General Counsel

                                 LENNAR CGA HOLDINGS, INC.

                                 By: /s/ JEFFREY P. KRASNOFF
                                     -----------------------------------
                                     Name:  Jeffrey P. Krasnoff
                                     Title: Vice President

                                 THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES

                                 By: /s/ BASIL P. LIVANOS
                                     ------------------------------------
                                     Name:  Basil P. Livanos
                                     Title: Investment Officer

                                 CGA FIREMARK VENTURE FUND I, LLC

                                 By: /s/ MICHAEL J. MORRISSEY
                                     -------------------------------------
                                     Name:  Michael J. Morrissey
                                     Title: Chairman & CEO

                                 STARWOOD CGA, LTD.

                                 By: /s/ JAY SUGARMAN
                                     -------------------------------------
                                     Name:  Jay Sugarman
                                     Title: Authorized Signatory

                                 MUTUAL DISCOVERY FUND

                                 By: Franklin Mutual Advisers, Inc.

                                 By: /s/ E.N. COHERNOUR
                                     -------------------------------------
                                     Name:  E.N. Cohernour
                                     Title: V.P., Gen. Counsel & Asst. Sec.

                                 PRUDENTIAL SECURITIES GROUP, INC.

                                 By: /s/ ELIZABETH W. CASTAGNA
                                     ------------------------------------
                                     Name:  Elizabeth W. Castagna
                                     Title: Treasurer